EXHIBIT 99.1

[LIVE NATION, INC LOGO]

Contact:
John Vlautin
Live Nation
310-867-7127
johnvlautin@livenation.com

LIVE NATION COMPLETES ACQUISITION OF HOUSE OF BLUES

LOS ANGELES, CA — November 6, 2006 — Live Nation (NYSE: LYV), the world’s leading live entertainment company, announced today that it has completed its previously announced acquisition of House of Blues. With this acquisition, Live Nation now owns, operates and/or has booking rights for more than 170 venues, including the addition of ten “House of Blues”-branded small-sized music venues in the major markets of Los Angeles, Anaheim, San Diego, Las Vegas, New Orleans, Chicago, Cleveland, Orlando, Myrtle Beach and Atlantic City; The Commodore Ballroom, a small-sized music venue in Vancouver; and eight amphitheaters in Seattle, Los Angeles, San Diego, Denver, Dallas, Atlanta, Cleveland and Toronto.

“The House of Blues brand is one of the most highly recognizable names in live music and we are excited about the strong foothold House of Blues provides us in the small-sized music venue segment of the market,” said Live Nation President and Chief Executive Officer Michael Rapino. “This acquisition also extends our music venue portfolio into Canada and amphitheater presence into key markets in the western United States, complementing our already strong East coast venues.”

The total purchase price for the deal, including reimbursement for development capital expenditures and working capital adjustments, was approximately $354 million. Live Nation financed the acquisition with a combination of cash on hand, borrowings under its revolving credit facility and a new term loan as provided for under its existing credit agreement.

Live Nation will release its third quarter 2006 financial results after market hours on Tuesday, November 7, 2006, and will host a teleconference to discuss its third quarter 2006 financial results and its acquisition of House of Blues that same day at 5:00 p.m. Eastern Standard Time. To access the teleconference, please dial 888-802-8579 (U.S.) or 973-633-6740 (International) ten minutes prior to the start time and reference passcode 8007195. The teleconference will also be available via live webcast on the company’s website located at www.livenation.com under “About Us.” A replay of the teleconference will be available through Tuesday, November 14, 2006, and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (International), passcode 8007195. The webcast will also be archived on the company’s website for 30 days.

About Live Nation
Live Nation is the world’s leading live entertainment company, annually connecting more than 67 million fans with their favorite performers at over 36,000 events. We are the largest producer of live concerts in the world, the second-largest venue management company and have a rapidly growing online presence. Live Nation creates superior experiences for artists and fans, regularly producing tours for the biggest superstars, including The Rolling Stones, Madonna, U2 and Coldplay. Globally, we own, operate and/or have booking rights for more than 170 venues, including the House of Blues-branded music venues and prestigious locations such as San Francisco’s Fillmore Auditorium, Jones Beach in New York and London’s Apollo Theatre and Wembley Arena.  Live Nation’s websites collectively are the second most popular entertainment event websites in the United States, according to Nielsen//NetRatings. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.”  For more information regarding concerts near you, Live Nation and its businesses, please visit our website at www.livenation.com.